Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN TECHNOLOGY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	87-0361799

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13114 Evening Creek Drive South
San Diego, California 92128
(858) 679-2114
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

2002 Stock Option Plan
Special Stock Options
(Full Title of the Plan)

Elwood G. Norris
Chief Executive Officer
AMERICAN TECHNOLOGY CORPORATION
13114 Evening Creek Drive South
San Diego, California 92128
(858) 679-2114
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John D. Tishler, Esq.
Stephen R. LaSala, Esq.
Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101
(619) 238-1900

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.00001 par value	2,550,000	$4.35-$4.50	$11,148,000.00	$1,025.62

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933. The price per share and aggregate offering price are based upon (a) the average of the high and low sales price of American Technology Corporation’s common stock on November 13, 2002 as reported on the NASDAQ SmallCap Market for shares available under the Company’s 2002 Stock Option Plan (the “Plan”); (b) the actual exercise price for shares subject to outstanding options under the Plan; and (c) the actual exercise price for shares subject to Special Stock Options granted outside the Plan. The following chart shows the calculation of the registration fee:

TYPES OF SHARES	NUMBER OF SHARES	OFFERING PRICE PER SHARE	AGGREGATE OFFERING PRICE
Shares available for grant under 2002 Stock Option Plan	2,180,000	4.35	9,483,000
Shares subject to outstanding options under the 2002 Stock Option Plan	170,000	4.50	765,000.00
Shares subject to outstanding stock options outside the 2002 Stock Option Plan	100,000 100,000	4.50 4.50	450,000.00 450,000.00

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by American Technology Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

•	Annual Report of the Registrant on Form 10-K for the year ended September 30, 2001;

•	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since September 30, 2001; and

•
The description of the Registrant’s Common Stock which is contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

As permitted by Delaware law, our Certificate of Incorporation provides that we will indemnify our officers, directors, employees and agents against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Pursuant to the General Corporation Law of Delaware, our Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director’s liability under federal or applicable state securities laws.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

Exhibit No.	Description

5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.

23.1	Consent of BDO Seidman, LLP, independent certified public accountants.

23.2	Consent of Procopio, Cory, Hargreaves & Savitch LLP (contained in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to Page II-6.

99.1	2002 Stock Option Plan

99.2	Form of Special Stock Option used in connection with option grants outside of Registrant’s stock option plans

ITEM 9.    UNDERTAKINGS.

(a)  Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents By Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 15, 2002.

AMERICAN TECHNOLOGY CORPORATION

By:	/S/ ELWOOD G. NORRIS

Elwood G. Norris Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elwood G. Norris and Renee Warden and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ELWOOD G. NORRIS Elwood G. Norris	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2002

/S/ RENEE WARDEN Renee Warden	Chief Accounting Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	November 15, 2002

/S/ TERRY CONRAD Terry Conrad	President and Director	November 15, 2002

/S/ RICHARD M. WAGNER Richard M. Wagner	Director	November 4, 2002

/S/ DAVID J. CARTER David J. Carter	Director	November 7, 2002

/S/ O’CONNELL J. BENJAMIN O’Connell J. Benjamin	Director	November 4, 2002

/S/ DANIEL HUNTER Daniel Hunter	Director	November 6, 2002

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.

23.1	Consent of BDO Seidman, LLP, independent certified public accountants.

23.2	Consent of Procopio, Cory, Hargreaves & Savitch LLP (contained in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to Page II-6.

99.1	2002 Stock Option Plan

99.2	Form of Special Stock Option used in connection with option grants outside of Registrant’s stock option plans